                                                                    Exhibit 99.3

       NEWS BULLETIN                RF:                   [LOGO
           FROM:                                           WRC]

 FRB|WEBER SHANDWICK                                     WORLDWIDE
     FINANCIAL COMMUNICATIONS                      -------------------
                                                   RESTAURANT CONCEPTS

                                         15301 Ventura Blvd., Bldg B, Suite 300
                                         Sherman Oaks, CA 91403
                                         (818) 662-9800
                                         NYSE: SZ

------------------------------------------------------------------------------------------------------------------------
FOR FURTHER INFORMATION:
AT THE COMPANY:                                                   AT FRB|Weber Shandwick:
Keith Wall                        Kim Forster                     James Hoyne                   Tricia Ross
Vice President and CFO            Vice President, Planning        General Information           Investor/Analyst Contact
(818) 662-9800                    (818) 662-9800                  (310) 996-7463                (310) 996-7454
------------------------------------------------------------------------------------------------------------------------

     FOR IMMEDIATE RELEASE
     November 20, 2001

                 WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES
                      SECOND QUARTER FISCAL 2002 RESULTS

     HIGHLIGHTS:

       . Second quarter revenues increase to $59.9 million from $54.6 million.
       . Excluding impact of decline in the Australian dollar, revenues would have been $62.7 million, an increase of 14.7%.
       . Revenue growth primarily due to increased contribution from Pat &
         Oscar's subsidiary and increase in same store sales of 7.9% for Sizzler Australia and 3.7% for KFC.
       . Net income increases 14.5% for the quarter.
       . Overall performance continues to be impacted by weakness in U.S. and
         Australian economies and weakness in the Australian dollar.
       . 12/th/ Pat & Oscar's opened during the quarter.
       . Pat & Oscar's, acquired last year, is accretive to earnings for second consecutive quarter.


SHERMAN OAKS, CA--November 20, 2001--Worldwide Restaurant Concepts, Inc. (NYSE:
SZ) today reported financial results for the second quarter of fiscal 2002 ended October 14, 2001.

The Company reported revenues of $59.9 million for the quarter, an increase of 9.7% over the $54.6 million reported in the comparable period in fiscal 2001. Net income for the quarter increased 14.5%, to $355,000, or $0.01 per diluted share, compared with net income of $310,000, or $0.01 per diluted share in the same period a year ago. This increase is the result of the Company's continued focus on top line growth while maintaining cost controls.

These results were achieved in spite of continued weakness in the U.S. and Australian economies and a 9.1% decline in the Australian dollar from last year. Excluding the effect of the exchange rate decline, revenues would have been $62.7 million, an increase of 14.7%.

For the six months ended October 14, 2001, the Company reported revenues of $121.2 million, a 10.9% increase from revenues of $109.3 million in the same period last year. Worldwide Restaurant Concepts reported net income of $2.0 million, or $0.07 per diluted share, a decline of 36.4% from net income of $3.2 million, or $0.11 per diluted share, reported in the year-ago period.

"In the weeks both before and after September 11th, we've operated in a tough economic environment. Domestic and international consumers are experiencing increasing uncertainty about the economy, their jobs, and their security. Against this backdrop, we're very pleased to have increased our quarterly net income by over 14.0%. We've been able to do this by running promotions and selectively testing new products that offer great value to the consumer. This translated into a 7.9% increase in same store sales for Sizzler Australia and a 3.7% increase for KFC," said Charles Boppell, President and CEO of Worldwide Restaurant Concepts, Inc. "We've combined these initiatives with our continued effort to manage expenses and generate strong returns on our investments in our operations." The Company's investments have included the addition of new restaurants, at both Pat & Oscar's and KFC, and the installation of MenuLink, a restaurant system for managing inventories, purchasing and labor scheduling.

The Company's domestic operations were more directly affected by the events of September 11th and the economic slowdown. Although Sizzler USA reported a 0.7% decline in same store sales for the second quarter, this represents a significant improvement over the decline of 3.2% reported in the first quarter, and can be attributed to marketing and promotional initiatives that focused on delivering value to our customers. Pat & Oscar's reported a 1.8% decline in same store sales, which was the caused by the economic environment, which resulted in fewer catering orders, and cannibalization of certain mature store sales by recently opened restaurants.

Pat & Oscar's on Track with Growth and Profitability

The increase in second quarter revenues is largely due to the increased contribution from the Company's Pat & Oscar's division. The division was acquired midway during the second quarter of fiscal 2001 and has since been expanded from eight to twelve restaurants. For the second consecutive quarter, the division was accretive to the Company's earnings and is expected to be accretive for the full fiscal year.

"We've now marked the one year anniversary of the Pat & Oscar's acquisition and we're pleased to have achieved several major milestones. We opened our twelfth restaurant during the quarter, giving us a 50% increase from the base of eight restaurants just a year ago. At the same time, we've reduced prime costs from 64.7% a year ago to 59.5% in the second quarter. We expect to end the current fiscal year with fifteen restaurants and continue the improvements in our margins," said Mr. Boppell.

Update on Share Repurchase Program

During the second quarter, the Company purchased approximately 493,000 shares under the previously announced stock repurchase program. This brings the total shares repurchased under that program to 2.0 million, the amount authorized by the Company's Board of Directors.

Outlook for Fiscal 2002

"We're very pleased with the success of our promotional efforts in attracting customers in this tough business environment and of our ability to bring these sales down to the bottom line by managing costs. We plan to continue these efforts throughout this fiscal year and this gives a cautious optimism for the coming quarters," concluded Mr. Boppell.

Investor Conference Call

Worldwide Restaurant Concepts will be holding an investor conference call to discuss the Company's financial and operational results today at 11:00 a.m. EST.
___ Investors will have the ___ opportunity to listen to the conference call over the Internet at www.streetevents.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc., formerly known as Sizzler International, Inc., operates, franchises or joint ventures 341 Sizzler(R)restaurants worldwide, 107 KFC(R)restaurants primarily located in Queensland, Australia, and 13 Pat & Oscar'sSM restaurants.

Certain statements contained in this document may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These statements may include but are not limited to, statements regarding: (i) continuing growth in revenues and earnings; (ii) further expansion of the Pat & Oscar's division; (iii) Pat &Oscar's profitability in the third and fourth quarters and the fiscal year as a whole; and (iv) continued improvement in Sizzler USA sales.

Worldwide Restaurant Concepts cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected in the forward looking statements contained herein. Such factors include, but are not limited to: (a) the Company's ability to implement its strategic plan and manage its costs and expenses; (b) the Company's ability to continue to support the expansion of additional Pat & Oscar's units, minimize any cannibalization, and identify suitable new sites; (c) whether Sizzler USA can continue to attract customers with its new food offerings; (d) the Company's ability to achieve further cost savings at Pat & Oscar's; (e) general economic conditions, including recovery from the adverse consequences of the September 11th attacks; and (f) other risks as detailed from time to time in the Company's SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K.

                              [tables to follow]

             WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE TWELVE WEEKS ENDED OCT 14, 2001 AND OCT 15, 2000
                     (In thousands, except per share data)


                                                                                    Oct 14,             Oct 15,
                                                                                      2001               2000
------------------------------------------------------------------------------  ----------------   -----------------
                                                                                  (Unaudited)         (Unaudited)
Revenues
 Restaurant sales                                                               $         58,025   $          52,454
 Franchise revenues                                                                        1,918               2,183
------------------------------------------------------------------------------  ----------------   -----------------
 Total revenues                                                                           59,943              54,637
------------------------------------------------------------------------------  ----------------   -----------------
Costs and Expenses
 Cost of sales                                                                            19,866              18,733
 Labor and related expenses                                                               16,687              15,029
 Other operating expenses                                                                 14,480              12,761
 Depreciation and amortization                                                             2,198               2,109
 General and administrative expenses                                                       5,300               4,917
------------------------------------------------------------------------------  ----------------   -----------------
 Total operating costs                                                                    58,531              53,549
------------------------------------------------------------------------------  ----------------   -----------------
 Interest expense                                                                          1,052                 933
 Investment income                                                                          (440)               (452)
------------------------------------------------------------------------------  ----------------   -----------------
 Total costs and expenses                                                                 59,143              54,030
------------------------------------------------------------------------------  ----------------   -----------------
Income before provision for income taxes                                                     800                 607
------------------------------------------------------------------------------  ----------------   -----------------
Provision for income taxes                                                                   445                 297
------------------------------------------------------------------------------  ----------------   -----------------
Net income                                                                      $            355   $             310
==============================================================================  ================   =================

Basic and diluted earnings per share                                            $           0.01   $            0.01
==============================================================================  ================   =================

             WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         FOR THE TWENTY-FOUR WEEKS ENDED OCT 14, 2001 AND OCT 15, 2000
                     (In thousands, except per share data)

                                                                                     Oct 14,              Oct 15,
                                                                                       2001                2000
------------------------------------------------------------------------------  -------------------  ------------------
                                                                                   (Unaudited)          (Unaudited)
Revenues
 Restaurant sales                                                                $         117,298     $       104,766
 Franchise revenues                                                                          3,917               4,529
------------------------------------------------------------------------------  ------------------   -----------------
 Total revenues                                                                            121,215             109,295
------------------------------------------------------------------------------  ------------------   -----------------
Costs and Expenses
 Cost of sales                                                                              40,067              37,676
 Labor and related expenses                                                                 33,586              29,263
 Other operating expenses                                                                   28,754              24,692
 Depreciation and amortization                                                               4,358               3,914
 General and administrative expenses                                                        10,777               9,229
------------------------------------------------------------------------------  ------------------   -----------------
 Total operating costs                                                                     117,542             104,774
------------------------------------------------------------------------------  ------------------   -----------------
 Interest expense                                                                            2,171               1,680
 Investment income                                                                            (912)             (1,012)
 Gain on Sale of Assets                                                                       (412)                  -
------------------------------------------------------------------------------  ------------------   -----------------
 Total costs and expenses                                                                  118,389             105,442
------------------------------------------------------------------------------  ------------------   -----------------
Income before provision for income taxes                                                     2,826               3,853
------------------------------------------------------------------------------  ------------------   -----------------
Provision for income taxes                                                                     807                 678
------------------------------------------------------------------------------  ------------------   -----------------
Net income                                                                       $           2,019     $         3,175
==============================================================================  ==================   =================

Basic and diluted earnings per share                                             $            0.07     $          0.11
==============================================================================  ==================   =================

             WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                                               October 14,        April 30,
                                 ASSETS                                           2001               2001
---------------------------------------------------------------------        --------------    --------------
                                                                               (Unaudited)        (Audited)
Current Assets:
  Cash and cash equivalents                                                   $       18,399   $          9,997
  Restricted cash                                                                      3,339              7,852
  Receivables, net of reserves of $739 at
   October 14, 2001 and $965 at April 30, 2001                                         2,911              2,464
  Inventories                                                                          4,116              4,211
  Current tax asset                                                                    3,680              3,324
  Prepaid expenses and other current assets                                            2,417              2,554
--------------------------------------------------------------------------   ---------------   ----------------
     Total current assets                                                             34,862             30,402
--------------------------------------------------------------------------   ---------------   ----------------
Property and equipment, net                                                           60,023             60,011

Property held for sale, net                                                            3,864              3,996

Long-term notes receivable, net of reserves of $3
  at October 14, 2001 and $17 at April 30, 2001                                          833                994

Deferred income taxes                                                                  2,397              2,425

Goodwill, net of accumulated amortization of
  $659 at October 14, 2001 and $659 at April 30, 2001                                 19,562             19,491

Intangible assets, net of accumulated amortization of
  $967 at October 14, 2001 and $913 at April 30, 2001                                  2,220              2,208

Other assets                                                                           2,669              3,035
--------------------------------------------------------------------------   ---------------   ----------------
     Total assets                                                             $      126,430   $        122,562
==========================================================================   ===============   ================

             WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                                               October 14,        April 30,
                LIABILITIES AND STOCKHOLDERS' INVESTMENT                          2001               2001
--------------------------------------------------------------------------   ---------------   ----------------
                                                                               (Unaudited)        (Audited)
Current Liabilities:
  Current portion of long-term debt                                            $       4,627     $        5,597
  Accounts payable                                                                    10,045              9,078
  Other current liabilities                                                           11,934              9,626
  Income taxes payable                                                                 1,544              1,870
--------------------------------------------------------------------------   ---------------   ----------------
     Total current liabilities                                                        28,150             26,171
--------------------------------------------------------------------------   ---------------   ----------------
  Long-term debt, net of current portion                                              25,217             24,085

  Deferred gains and revenues                                                          8,074              8,307

  Pension liability                                                                    9,289              9,482

Stockholders' Investment:
  Capital stock -
    Preferred, authorized 1,000,000 shares, $5 par value;
     no shares issued                                                                      -                  -
    Common, authorized 50,000,000 shares, $0.01 par value;
     outstanding 27,205,005 shares at October 14, 2001
     and 27,744,799 shares at April 30, 2001                                             293                291
  Additional paid-in capital                                                         279,880            279,846
  Accumulated deficit                                                               (215,027)          (217,046)
  Treasury stock, 2,000,000 shares at October 14, 2001
     and 1,363,800 shares at April 30, 2001, at cost                                  (4,135)            (3,189)
  Accumulated other comprehensive loss                                                (5,311)            (5,385)
--------------------------------------------------------------------------   ---------------   ----------------
     Total stockholders' investment                                                   55,700             54,517
--------------------------------------------------------------------------   ---------------   ----------------
     Total liabilities and stockholders' investment                            $     126,430     $      122,562
==========================================================================   ===============   ================